Exhibit 99.1

PRESS RELEASE
For Immediate Release

Contact:
Anthony Labozzetta, Pres/CEO
Sussex Bank
Tel: 973.827.2914
ALabozzetta@sussexbank.com

Sussex Bank Appoints Steve Fusco
As New Chief Financial Officer

FRANKLIN, NJ, June, 2010 –Sussex Bank, headquartered in Franklin, New Jersey, today named Steve Fusco to the position of Executive Vice President and Chief Financial Officer.  Mr. Fusco brings over 22 years of accounting and finance experience in the financial services industry to the Sussex County institution.  Mr. Fusco comes to Sussex Bank from Investors Savings Bank, where he served as Vice President and Treasury Manager since 2008.  Formerly he held the position of Chief Operating Officer and Chief Financial Officer at Mariner’s Bank in Edgewater, NJ and as part of a ten year career at Interchange Bank he served as First Vice President and Treasurer.

Commenting on the appointment of Mr. Fusco, Tony Labozzetta, President and CEO of Sussex Bank said, “We are extremely pleased to have Steve join the Sussex Bank family.  He is a consummate professional, a highly experienced banker, well known and respected throughout the New Jersey banking community.  I know that he will make a strong contribution to our Team; he will help our Company successfully grow while managing risk.”

Mr. Fusco is a graduate of Seton Hall University with a BS in Finance.  He received his MBA in Management Information Systems from Saint Peter’s College in Jersey City.  Additionally, he is a Certified Management Accountant (CMA) and Certified Financial Management (CFM).  He is also a member of the New Jersey Bankers Investment Committee and is Vice President of the Financial Managers Society of New York and New Jersey.

Mr. Fusco fills the position of former CFO, Candace Leatham, who left to pursue other opportunities.  Ms. Leatham served over 25 years with Sussex Bank.

About Sussex Bank

Sussex Bancorp (NASDAQ:  SBBX) is the parent company of Sussex Bank.  Sussex Bank is a diversified financial services corporation based in Franklin, New Jersey.  Along with its subsidiary, Tri-State Insurance Agency, Inc., the company serves a wide range of commercial and residential customers across Sussex County, NJ, Orange County, NY and Pike County, PA.  Sussex Bank is also a limited partner in SussexMortgage.com, a mortgage company based in Augusta, NJ. For Bank information and locations, please call 973-827-2914 or visit www.sussexbank.com.